Exhibit 99.1

Global Eagle Entertainment Inc. Announces Closing of $190 Million Public Offering of Common Stock

LOS ANGELES, CALIFORNIA – December 26, 2013 – Global Eagle Entertainment Inc. (NASDAQ: ENT), a leading full service provider of both content and connectivity to the worldwide airline industry (“Global Eagle”), today announced that it has sold a total of 13,340,000 shares of common stock at the public offering price of $14.25 per share, including 1,740,000 shares sold pursuant to the exercise in full by the underwriters of their over-allotment option, in its recently announced public offering. The sale of the additional shares pursuant to the over-allotment option closed earlier today, which follows the closing on December 20, 2013 of the initial sale of 11,600,000 shares by Global Eagle. Piper Jaffray & Co. acted as the sole book-running manager and Dougherty & Company and Imperial Capital acted as co-managers for the offering.

With the closing of the over-allotment option, the total net proceeds of the public offering are approximately $183.3 million, after deducting the underwriters’ discounts and other estimated offering expenses payable by Global Eagle.

The shares were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-188121) that was declared effective by the Securities and Exchange Commission (“SEC”) on August 22, 2013 and a related automatically effective registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933. Information about this offering is available in the prospectus supplement and accompanying base prospectus filed with the Securities and Exchange Commission, copies of which may be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402 or by telephone at 800-747-3924 or by email at prospectus@pjc.com. An electronic copy of the prospectus supplement and accompanying base prospectus relating to the offering is also available on the website of the SEC at http://www.sec.gov/.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Global Eagle, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Global Eagle

Global Eagle Entertainment Inc. (NASDAQ: ENT) is a leading full service provider of both content and connectivity to the worldwide airline industry. Through its combined content, distribution and technology platforms, Global Eagle provides airlines and the millions of travelers they serve with a complete offering of in-flight video content, e-commerce and information services. Through its wholly-owned subsidiary, Row 44, Inc., Global Eagle utilizes Ku-band satellite technology to provide airline passengers with Internet access, live television, shopping and travel-related information. In addition, through its majority-owned subsidiary, Advanced Inflight Alliance AG, and other wholly-owned subsidiaries, Global Eagle provides film and television content, games and applications to more than 150 airlines and cruise lines worldwide. Global Eagle is headquartered in Los Angeles, California and maintains offices and support personnel around the world. Find out more at www.globaleagleent.com.

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Global Eagle Entertainment Media Contact:
Karin Pellmann

kpellmann@row44.com

646-515-6933

Global Eagle Entertainment Investor Contacts:

Chris Plunkett or Brad Edwards

Brainerd Communicators, Inc.

(212) 986-6667

plunkett@braincomm.com

edwards@braincomm.com